                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                THERMEDICS INC.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                                THERMEDICS INC.
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

THERMEDICS INC.

470 Wildwood Street
Post Office Box 2999
Woburn, MA 01888-1799

                                                                  April 23, 1998


Dear Stockholder:


     The enclosed Notice calls the 1998 Annual Meeting of the Stockholders of Thermedics Inc. We respectfully request that all Stockholders attend this meeting, if possible.

     Our Annual Report for the year ended January 3, 1998, is enclosed. We hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, we urge you to complete your proxy and return it to our transfer agent, Bank Boston, N.A., in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     We would appreciate your immediate attention to the mailing of this proxy.


                                         Yours very truly,



                                         JOHN W. WOOD JR.
                                      Chairman of the Board


                                          JOHN T. KEISER
                                            President

THERMEDICS INC.
470 Wildwood Street
Post Office Box 2999
Woburn, Massachusetts 01888-1799

                                                                  April 23, 1998


To the Holders of the Common Stock of
THERMEDICS INC.


                            NOTICE OF ANNUAL MEETING

     The 1998 Annual Meeting of the Stockholders of Thermedics Inc. (the "Corporation") will be held on Monday, June 1, 1998, at 1:30 p.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, 7500 East Doubletree Ranch Road, Scottsdale, Arizona, 85258. The purpose of the meeting is to consider and take action upon the following matters:


     1.   Election of seven directors.

     2. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is April 3, 1998.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                                  SANDRA L. LAMBERT
                                                       Clerk

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Thermedics Inc. (the "Corporation") for use at the 1998 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, June 1, 1998, at 1:30 p.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, Scottsdale, Arizona, and any adjournment thereof. The mailing address of the executive office of the Corporation is 470 Wildwood Street, P.O. Box 2999, Woburn, Massachusetts 01888-1799. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about April 29, 1998.


                               VOTING PROCEDURES

     The board of directors intends to present to the Meeting the election of seven directors, constituting the entire board of directors.

     The representation in person or by proxy of a majority of the outstanding shares of the common stock of the Corporation, $.10 par value, (the "Common Stock") entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can be voted only if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted toward establishing a quorum for the Meeting, regardless of how the shares are voted.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. Withholding authority to vote for a nominee for director will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee. With respect to the election of directors, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will
have no effect on the outcome of the vote.   A broker "non-vote" occurs when a
nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Clerk of the Corporation received prior to the Meeting, by executing and returning a later dated proxy or by voting by ballot at the Meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of April 3, 1998, consisted of 36,792,977 shares of Common Stock. Only Stockholders of record at the close of business on April 3, 1998, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                  PROPOSAL 1 -


                             ELECTION OF DIRECTORS

     Seven directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.


NOMINEES FOR DIRECTORS

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Common Stock of the Corporation, its majority-owned subsidiaries, Thermo Cardiosystems Inc., Thermedics Detection Inc., Thermo Sentron Inc. and Thermo Voltek Corp., and of its parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of diversified products and services for biomedical, instrument and environmental markets, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.


----------------------------------------------------------------------------------------------------------------------------
PETER O. CRISP               Mr. Crisp, 65, has been a director of the Corporation since 1983.  Mr. Crisp was a general partner of Venrock Associates, a venture capital investment firm, for over five years until his retirement in September 1997.  Mr. Crisp is also a director of American Superconductor Corporation, Evans & Sutherland Computer
                             Corporation, Thermo Electron, Thermo Power Corporation, ThermoTrex Corporation
                             and United States Trust Corporation.
----------------------------------------------------------------------------------------------------------------------------
PAUL F. FERRARI              Mr. Ferrari, 67, has been a director of the Corporation since 1991.  Since 1991, he has been a consultant to various companies, including Thermo Electron and its subsidiaries.  Mr. Ferrari was a vice president of Thermo Electron from 1988 until his retirement at the end of 1990, its secretary from 1981 to 1990, and its treasurer from 1967 to 1988.  He served as the Corporation's clerk from 1983 to
                             1990 and its treasurer from 1983 to 1988.  Mr. Ferrari is also a director of
                             General Scanning Inc. and ThermoTrex Corporation.
---------------------------------------------------------------------------------------------------------------
GEORGE N. HATSOPOULOS        Dr. Hatsopoulos, 71, has been a director of the Corporation since 1983.  Dr.
                             Hatsopoulos has been the chairman of the board and chief executive officer of
                             Thermo Electron since he founded that company in 1956, and was president of
                             Thermo Electron from 1956 to January 1997.  Dr. Hatsopoulos is also a director of
                             Photoelectron Corporation, Thermo Ecotek Corporation, Thermo Electron, Thermo
                             Fibertek Inc., Thermo Instrument Systems Inc., Thermo Optek Corporation,
                             ThermoQuest Corporation and ThermoTrex Corporation.  Dr. Hatsopoulos is the
                             brother of Mr. John N. Hatsopoulos, a director, senior vice president and chief financial officer of the Corporation.
---------------------------------------------------------------------------------------------------------------
JOHN N. HATSOPOULOS          Mr. Hatsopoulos, 63, has been a director of the Corporation since March 1995.
                             Mr. Hatsopoulos was chairman of the board of the Corporation from March 1995 to
                             March 1998.  He has served as the Corporation's chief financial officer since
                             1988 and its senior vice president since December 1997.  He was a vice president of the Corporation from 1986 through December 1997.  Mr. Hatsopoulos has been the president and the chief financial officer of Thermo Electron since January 1997 and 1988, respectively, and was an executive vice president of Thermo Electron from 1986 to January 1997.  Mr. Hatsopoulos is also a director of LOIS/USA Inc.,
                             ONIX Systems Inc., Thermo Ecotek Corporation, Thermo Fibertek Inc., Thermo
                             Instrument Systems Inc., Thermo Power Corporation, Thermo TerraTech Inc. and
                             ThermoTrex Corporation.  Mr. Hatsopoulos is the brother of Dr. George N.
                             Hatsopoulos, a director of the Corporation.
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
JOHN T. KEISER               Mr. Keiser, 62, has been a director of the Corporation since April 1997.  Mr.
                             Keiser was promoted to the position of president of the Corporation in March
                             1998, and was a senior vice president of the Corporation from 1994 until his promotion.  He has also been the president of Thermo Biomedical Inc., a wholly owned subsidiary of Thermo Electron, a manufacturer of medical equipment and instruments, since 1994.  Mr. Keiser was president of the Eberline Instrument division of Thermo Instrument Systems Inc., a majority-owned subsidiary of Thermo
                             Electron, from 1985 to July 1994.  The Eberline Instrument division manufactures radiation detection and counting instrumentation and radiation monitoring systems.  Mr. Keiser is also a director of Metrika Systems Corporation,
                             Thermedics Detection Inc. and Thermo Cardiosystems Inc.
---------------------------------------------------------------------------------------------------------------
JOHN W. WOOD JR.             Mr. Wood, 54, has been a director of the Corporation since 1984 and chairman of the board since March 1998.  Mr. Wood has been a senior vice president of Thermo
                             Electron since December 1995, and, prior to that promotion, was a vice president of Thermo Electron from September 1994 to December 1995.  Mr. Wood was president and chief executive officer of the Corporation from 1984 to March 1998.  Mr. Wood is also a director of Thermedics Detection Inc., Thermo Cardiosystems Inc.,
                             Thermo Sentron Inc. and Thermo Voltek Corp.
---------------------------------------------------------------------------------------------------------------
NICHOLAS T. ZERVAS           Dr. Zervas, 69, has been a director of the Corporation since 1987.  Dr. Zervas has been Chief of Neurosurgical Service, Massachusetts General Hospital, since
                             1977. Dr. Zervas is also a director of Thermo Cardiosystems Inc., ThermoLase
                             Corporation and ThermoTrex Corporation.
---------------------------------------------------------------------------------------------------------------


COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The board of directors has established an audit committee and a human resources committee, each consisting solely of outside directors. The present members of the audit committee are Mr. Ferrari (Chairman), Mr. Crisp and Dr. Zervas. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Mr. Crisp (Chairman) and Dr. Zervas. The human resources committee reviews the performance of senior members of management, approves executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met nine times, the audit committee met twice and the human resources committee met four times during fiscal 1997. Each director attended at least 75% of all meetings of the board of directors and committees on which he served held during fiscal 1997.

COMPENSATION OF DIRECTORS

     CASH COMPENSATION

     Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Keiser and Mr. Wood are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.


     DEFERRED COMPENSATION PLAN

     Under the Corporation's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 30,000 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of March 1, 1998, deferred units equal to 18,705.36 shares of Common Stock were accumulated under the Deferred Compensation Plan.


     DIRECTORS STOCK OPTION PLAN

     The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of common stock of the Corporation and its majority-owned subsidiaries to outside directors as additional compensation for their service as directors. Under the Directors Plan, outside directors are automatically granted options to purchase 1,000 shares of the Common Stock annually. In addition, the Directors Plan provides for the automatic grant every five years of options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.

     Pursuant to the Directors Plan, outside directors receive an annual grant of options to purchase 1,000 shares of Common Stock at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

     In addition, under the Directors Plan, outside directors are automatically granted every five years options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Corporation that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting of the Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction, and also as of the close of business on the date of every fifth Annual Meeting of the Stockholders of the Corporation that occurs thereafter during the duration of the Plan. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the common stock as reported on the American Stock Exchange (or other principal market on which the common stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of March 1, 1998, options to purchase 29,700 shares of Common Stock were outstanding under the Directors Plan, no options had lapsed or been exercised, and options to purchase 7,800 shares of Common Stock were available for future grant.

STOCK OWNERSHIP POLICIES FOR DIRECTORS

     During 1996, the human resources committee of the board of directors (the
"Committee") established a stock holding policy for directors.   The stock
holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. The chief executive officer of the Corporation is required to comply with a separate stock holding policy established by the Committee in 1996, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

     In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."


                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron, the Corporation's parent company, and of Thermedics Detection Inc. ("Thermedics Detection"), Thermo Cardiosystems Inc. ("Thermo Cardiosystems"), Thermo Sentron Inc. ("Thermo Sentron") and Thermo Voltek Corp. ("Thermo Voltek"), each a publicly traded majority-owned subsidiary of the Corporation, as of March 1, 1998, with respect to (i) each director, (ii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock, as of March 1, 1998, with respect to each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock.

     While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron.

                                                            THERMO       THERMEDICS        THERMO        THERMO      THERMO
                                            THERMEDICS     ELECTRON       DETECTION    CARDIOSYSTEMS     SENTRON     VOLTEK
                NAME (1)                     INC. (2)    CORPORATION (3)   INC. (4)       INC. (5)       INC. (6)    CORP. (7)
                --------                    ----------   ---------------  ----------    -------------    --------    ---------
Thermo Electron Corporation (8)              21,224,090             --            --               --          --          --
The Capital Group Companies, Inc. (9)         1,900,000             --            --               --          --          --
Peter O. Crisp                                   35,602        100,644         1,500           24,750       1,500       2,250
Paul F. Ferrari                                  16,457         17,229         1,500           11,500       1,500       5,998
David H. Fine                                   115,487         70,814       101,667              207       7,500           0
George N. Hatsopoulos                            63,681      3,423,423        21,197           11,599      17,000           0
John N. Hatsopoulos                              64,630        681,072        21,262              432      41,900       7,668
John T. Keiser                                   21,093        175,283         2,000           35,750       7,500           0
Jeffrey L. Langan                                     0            300        10,000               50           0           0
Victor L. Poirier                                71,195         51,398         3,333          201,127       7,500           0
John W. Wood Jr.                                188,406        272,157        47,854           60,332      33,400      96,971
Nicholas T. Zervas                               27,873              0         1,500           48,418       1,500       2,250
All directors and current executive
   officers as a group (10 persons)             624,784      4,923,775       206,913          396,104     124,300     125,137


(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the Common Stock beneficially owned by Mr. Crisp, Mr. Ferrari, Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Keiser, Mr. Poirier, Mr. Wood, Dr. Zervas and all directors and current executive officers as a group include 10,050, 10,000, 91,100, 50,000, 50,000, 17,300, 30,100,
     130,700, 9,650 and 417,900 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos and all directors and current executive officers as a group include 1,635, 1,737 and 4,666 full shares, respectively, allocated through March 1, 1998, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"), of which the trustees, who have investment power over its assets, are executive officers of Thermo Electron. Shares beneficially owned by Mr. Crisp, Dr. Zervas and all directors and current executive officers as a group include 7,447, 7,723, and 15,170 full shares, respectively, that had been allocated through March 1, 1998, to their respective accounts maintained under the Corporation's deferred compensation plan for directors. Shares beneficially owned by Dr. G. Hatsopoulos include 562 shares held by Dr. G. Hatsopoulos' spouse and 92 shares allocated to his spouse's account maintained pursuant to the ESOP. Shares beneficially owned by Mr. Wood include 2,600 shares held in custodial accounts for the benefit of two minor children. No director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of March 1, 1998; all directors and current executive officers as a group beneficially owned 1.7% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermo Electron beneficially owned by Mr. Crisp, Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Keiser, Mr. Poirier, Mr. Wood and all directors and current executive officers as a group include 10,375, 53,012, 1,649,500, 615,435, 134,397, 46,250, 230,458
     and 2,879,464 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos, Mr. J. Hatsopoulos and all directors and current executive officers as a group include 2,266, 2,036 and 5,728 full shares, respectively, allocated to their respective accounts maintained pursuant to the ESOP. Shares beneficially owned by Mr. Crisp and all directors and current executive officers as a group include 45,625 full shares allocated through March 1, 1998, to Mr. Crisp's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Mr. Ferrari include 10,062 shares held by his spouse. Shares beneficially owned by Dr. G. Hatsopoulos include 89,601 shares held by his spouse, 168,750 shares held by a QTIP trust of which his spouse is a trustee, 39,937 shares held by a family trust of which his spouse is the trustee, 4,000 shares held by a second family trust of which Dr. Elias P. Gyftopoulos is a trustee and 153 shares allocated to his spouse's account maintained pursuant to the ESOP. Shares beneficially owned by Dr. G. Hatsopoulos also include 50,000 shares that a family trust, of which Dr. G. Hatsopoulos' spouse is the trustee, has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Except for Dr. Hatsopoulos, who beneficially owned 2.1% of the Thermo Electron common stock outstanding as of March 1, 1998, no director or executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all directors and current executive officers as a group beneficially owned approximately 3.1% of the Thermo Electron common stock outstanding as of March 1, 1998.

(4) Shares of the common stock of Thermedics Detection beneficially owned by Mr. Crisp, Mr. Ferrari, Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Keiser, Mr. Poirier, Mr. Wood, Dr. Zervas and all directors and current executive officers as a group include 1,500, 1,500, 91,667, 20,000, 20,000,
     2,000, 3,333, 43,333, 1,500 and 189,833 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. Shares beneficially owned by Dr. G. Hatsopoulos include 57 shares held by his spouse. No director or executive officer beneficially owned more than 1% of the Thermedics Detection common stock outstanding as of March 1, 1998; all directors and current executive officers as a group beneficially owned approximately 1.5% of such common stock outstanding as of such date.

(5) Shares of the common stock of Thermo Cardiosystems beneficially owned by Mr. Crisp, Mr. Ferrari, Mr. Keiser, Mr. Poirier, Mr. Wood, Dr. Zervas and all directors and current executive officers as a group include 24,750, 2,250, 35,750, 158,750, 53,450, 13,700 and 288,650 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options.

     Shares beneficially owned by Dr. Zervas and all directors and current executive officers as a group include 7,268 shares allocated through March 1, 1998, to Dr. Zervas' account maintained pursuant to Thermo Cardiosystems' deferred compensation plan for directors. Shares beneficially owned by Mr. Wood include 1,122 shares held in custodial accounts for the benefit of for two minor children. Shares beneficially owned by Dr. Zervas include 19,000 shares held by his spouse. No director or executive officer beneficially owned more than 1% of the Thermo Cardiosystems common stock outstanding as of March 1, 1998; all directors and current executive officers as a group beneficially owned approximately 1.0% of such common stock outstanding on such date.

(6) Shares of the common stock of Thermo Sentron beneficially owned by Mr. Crisp, Mr. Ferrari, Dr. Fine, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Keiser, Mr. Poirier, Mr. Wood, Dr. Zervas and all directors and current executive officers as a group include 1,500, 1,500, 7,500, 15,000, 15,000, 7,500, 7,500, 30,400, 1,500 and 92,400 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. No director or executive officer beneficially owned more than 1% of the Thermo Sentron common stock outstanding as of March 1, 1998; all directors and current executive officers as a group beneficially owned approximately 1.3% of such common stock outstanding as of such date.

(7) Shares of the common stock of Thermo Voltek beneficially owned by Mr. Crisp, Mr. Ferrari, Mr. Wood, Dr. Zervas and all directors and current executive officers as a group include 2,250, 2,250, 82,350, 2,250 and 89,100 shares, respectively, that such person or group has the right to acquire within 60 days of March 1, 1998, through the exercise of stock options. The directors and current executive officers as a group beneficially owned 1.4% of the Thermo Voltek common stock outstanding as of March 1, 1998.

(8) Shares of the Common Stock beneficially owned by Thermo Electron include 82,619 shares of Common Stock issuable upon conversion of certain convertible notes of the Corporation held by Thermo Electron. Thermo Electron beneficially owned approximately 57.6% of the Common Stock outstanding as of March 1, 1998. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046.

(9) Information regarding the number of shares of the Common Stock beneficially owned by The Capital Group Companies, Inc. is based on the most recent
     Schedule 13G of The Capital Group Companies Inc. received by the Corporation, which reported such ownership as of December 31, 1997. The address of The Capital Group Companies, Inc. is 333 South Hope Street, Los Angeles, California 90071. As of December 31, 1997, The Capital Group Companies, Inc. beneficially owned approximately 5.2% of the outstanding Common Stock.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were compiled during 1997, except in the following instances. Thermo Electron filed four Forms 4 late, reporting a total of 42 transactions, including 33 open market purchases of shares of Common Stock and seven transactions associated with the grant and exercise of options to purchase Common Stock granted to employees under its stock option program.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its four other most highly compensated executive officers for the last three fiscal years.

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.



                                    SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------
                                                                          LONG TERM
                                                                        COMPENSATION
                                                                        ------------
                                         ANNUAL COMPENSATION        SECURITIES UNDERLYING
           NAME AND           FISCAL     -------------------        OPTIONS (No. OF SHARES        ALL OTHER
       PRINCIPAL POSITION      YEAR       SALARY       BONUS            AND COMPANY) (1)       COMPENSATION (2)
       ------------------     ------      ------       -----       -----------------------     ----------------
John W. Wood Jr. (3)           1997     $132,000      $97,200            5,200 (TMD)           $7,125
   President and                                                        20,000 (TDX)
   Chief Executive Officer                                              20,000 (TCA)
                                                                           400 (TSR)
                                                                         2,100 (TVL)
                               1996     $117,000     $103,200            5,400 (TMD)           $6,750
                                                                        30,000 (TSR)
                                                                         2,100 (TVL)
                               1995     $108,000      $96,000            4,900 (TMD)           $6,750
                                                                         3,450 (TCA)
                                                                         1,350 (TVL)
------------------------------------------------------------------------------------------------------------
John T. Keiser (4)             1997       $3,875       $4,000              800 (TMD)           $7,125
  Senior Vice President                                                 20,000 (TCA)
                               1996      $14,500      $13,000              800 (TMD)           $6,750
                                                                         3,750 (TMO)
                                                                         7,500 (TSR)
                                                                        20,000 (TXM)
                               1995      $13,700       $9,100              700 (TMD)           $7,764
                                                                        10,950 (TMO)
------------------------------------------------------------------------------------------------------------



                                    SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------
                                                                       LONG TERM
                                                                      COMPENSATION
                                                                      ------------
                                                                   SECURITIES UNDERLYING
            NAME AND           FISCAL     ANNUAL COMPENSATION      OPTIONS (NO. OF SHARES        ALL OTHER
       PRINCIPAL POSITION       YEAR      SALARY       BONUS         AND COMPANY) (1)         COMPENSATION (2)
       ------------------     ------      ------       -----      -----------------------     ----------------
Victor L. Poirier              1997     $160,000     $108,000        3,600 (TMD)                   $7,125
  Senior Vice President                                                800 (TMO)
                                                                    34,500 (TCA)
                               1996     $150,000     $164,500        4,000 (TMD)                   $6,750
                                                                       900 (TMO)
                                                                     4,500 (TCA)
                                                                     2,000 (TBA)
                                                                     2,000 (TFG)
                                                                     2,000 (TLT)
                                                                     6,000 (TOC)
                                                                     6,000 (TMQ)
                                                                     7,500 (TSR)
                                                                     4,000 (TXM)
                               1995     $141,000     $113,000       15,750 (TMO)                   $6,750
                                                                     5,550 (TCA)
                                                                     5,000 (TLZ)
------------------------------------------------------------------------------------------------------------------
David H. Fine (5)              1997     $134,000      $78,800        3,500 (TMD)                   $7,200
   Vice President                                                    1,900 (TMO)
                                                                    30,000 (TDX)
                                                                    15,000 (TLZ)
                               1996     $128,000      $45,000        3,000 (TMD)                   $6,603
                                                                     1,950 (TMO)
                                                                    20,000 (TDX)
                                                                    30,000 (TLZ)
                                                                     7,500 (TSR)
                               1995     $124,000      $23,500        2,500 (TMD)                   $6,750
                                                                     1,500 (TMO)
----------------------------------------------------------------------------------------------------------------
Jeffrey J. Langan (6)          1997     $153,085           $0       15,000 (TMD)                   $6,588 (7)
  Former Vice President                                             20,100 (TMO)
                                                                    50,000 (TDX)
                                                                    10,000 TCA)
                                                                    20,000 (TLZ)
                                                                    10,000 (TSR)
                                                                    10,000 (TVL)
                               1996     $165,000     $100,000       75,000 (TMD)                   $4,463
                                                                    15,000 (TMO)
                                                                    50,000 (TDX)
-----------------------------------------------------------------------------------------------------------------

(1) In addition to grants of options to purchase Common Stock of the Corporation (designated in the table as TMD), executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years to the chief executive officer and the other named executive officers in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermedics Detection Inc. (designated in the table as TDX), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Cardiosystems Inc. (designated in the table as TCA), Thermo Fibergen Inc. (designated in the table as TFG), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), Thermo Voltek Corp. (designated in the table as TVL) and Trex Medical Corporation (designated in the table as
     TXM).

(2) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan.

(3) During the three-year period reported, Mr. Wood provided services in different capacities to the Corporation and its parent company, Thermo Electron. Mr. Wood is a senior vice president of Thermo Electron and the chairman and chief executive officer of Thermo Voltek, and served as the president and chief executive officer of the Corporation until March 5, 1998, when he was named chairman of the board. A portion of Mr. Wood's annual cash compensation (salary and bonus) has been paid by Thermo Electron in each of the last three fiscal years as compensation for the services provided to Thermo Electron based on the time he devoted to his responsibilities as a senior vice president of Thermo Electron. The annual cash compensation (salary and bonus) reported in the table for Mr. Wood represents the amount paid by the Corporation and its subsidiaries for Mr. Wood's services as chief executive officer of the Corporation and as chief executive officer of Thermo Voltek. For each of 1997, 1996 and 1995, 50% of Mr. Wood's annual cash compensation (salary and bonus) was paid by the Corporation for his service as the Corporation's chief executive officer, and an additional 10% of Mr. Wood's annual cash compensation was paid by Thermo Voltek in each of these years for Mr. Wood's service as its chief executive officer. The options reported in the table have been granted by the Corporation or its majority-owned subsidiaries to Mr. Wood as compensation for his services as the Corporation's chief executive officer or as a director of its subsidiaries. Mr. Wood was appointed a vice president of Thermo Electron on September 2, 1994, and currently serves as a senior vice president, and from time to time after that date has been, and in the future may be, granted options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they are granted as compensation for service to such other Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation.

(4) During the three-year period reported, Mr. Keiser provided services in different capacities to the Corporation and its parent company, Thermo Electron. Mr. Keiser was appointed a vice president of Thermo Electron on April 17, 1997 and was appointed president of the Corporation on March 5, 1998. Prior to that time, he served as a senior vice president from July 28, 1994 through March 5, 1998, and since July 1, 1994, has also served as the president of the Thermo Biomedical Inc., a majority-owned subsidiary of Thermo Electron. Prior to July 1, 1994, he served as a vice president of Thermo Instrument Systems Inc., another majority-owned subsidiary of Thermo Electron. A portion of Mr. Keiser's annual cash compensation (salary and bonus) has been paid by Thermo Electron in each of the last three fiscal years as compensation for the services provided to Thermo Electron based on the time he devoted to his responsibilities as president of Thermo Biomedical and vice president of Thermo Electron. The annual cash compensation (salary and bonus) reported in the table for Mr. Keiser represents the amount paid by the Corporation for Mr. Keiser's services as a senior vice president of the Corporation. For the first three months of 1997, and for all of 1996 and 1995, 10% of Mr. Keiser's annual cash compensation (salary and bonus) was paid by the Corporation for his service as a senior vice president of the Corporation. The options reported in the table have been granted by the Corporation or its majority-owned subsidiaries to Mr. Keiser as compensation for his services as the Corporation's chief executive officer or as a director of its subsidiaries.

(5) In addition to his services to the Corporation, Dr. Fine also served as interim director of research for ThermoLase Corporation, an indirect subsidiary of Thermo Electron, for portions of fiscal 1997 and 1996. For 1997 and 1996, 35% and 14%, respectively, of Dr. Fine's annual cash compensation (salary and bonus) was paid by ThermoLase Corporation. Salary and bonus reported in the table for Dr. Fine for fiscal 1997 and 1996 include salary in the amounts of $46,900 and $17,920, respectively, and bonus in the amounts of $27,580 and $6,300, respectively, paid to Dr. Fine by ThermoLase Corporation for his services to that company. Options to purchase shares of the common stock of ThermoLase received by Dr. Fine in fiscal 1997 and 1996 were awarded in connection with his services to ThermoLase.

(6) Mr. Langan was appointed a vice president of the Corporation on September 11, 1996 and resigned from that position on November 10, 1997.

(7) In addition to a $5,215 matching contribution referred to in footnote (2), this amount includes $1,373, representing the then market value of 45 shares of Thermo Electron common stock received by Mr. Langan in March 1998 at Thermo Electron's annual management conference in recognition of his managerial achievements.


STOCK OPTIONS GRANTED DURING FISCAL 1997

     The following table sets forth information concerning individual grants of stock options made during fiscal 1997 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1997.


                                           OPTION GRANTS IN FISCAL 1997
------------------------------------------------------------------------------------------------------------------------------------

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                     PERCENT OF                              ANNUAL RATES OF STOCK
                                                   TOTAL OPTIONS                             PRICE APPRECIATION FOR
                           NUMBER OF SECURITIES     GRANTED TO    EXERCISE                       OPTION TERM (2)
                             UNDERLYING OPTIONS    EMPLOYEES IN   PRICE PER      EXPIRATION  ------------------------
         NAME                   GRANTED (1)          FISCAL YEAR    SHARE            DATE         5%            10%
         ----                -----------           -----------   ---------       ----------    --------    ----------
John W. Wood Jr. (3)             5,200 (TMD)           2.40%        $19.03          3/20/00     $15,600       $32,760
                                20,000 (TDX)           3.(4)        $11.99          5/23/09    $190,800      $512,800
                                20,000 (TCA)           2.(4)        $27.60          6/17/09    $439,400    $1,180,400
                                   400 (TSR)           0.(4)         $9.80          3/19/00        $616        $1,296
                                 2,100 (TVL)           0.(4)        $10.28          3/13/00      $3,402        $7,140
----------------------------------------------------------------------------------------------------------------------
John T. Keiser (5)                 800 (TMD)           0.40%        $19.03          3/20/00      $2,400        $5,040
                                20,000 (TCA)           2.(4)        $27.60          6/17/09    $439,400    $1,180,400
----------------------------------------------------------------------------------------------------------------------
Victor L. Poirier                3,600 (TMD)           1.70%        $19.03          3/20/00     $10,800       $22,680
                                   800 (TMO)           0.(4)        $34.20          6/3/00       $4,312        $9,056
                                 4,500 (TCA)           0.(4)        $26.48          3/13/00     $18,765       $39,420
                                30,000 (TCA)           3.(4)        $27.60          6/17/09    $659,100    $1,770,600
----------------------------------------------------------------------------------------------------------------------
David H. Fine                    3,500 (TMD)           1.60%        $19.03          3/20/00     $10,500       $22,050
                                 1,900 (TMO)           0.(4)        $34.20          6/3/00      $10,241       $21,508
                                30,000 (TDX)           5.(4)        $11.99          5/23/09    $286,200      $769,200
                                15,000 (TLZ)           2.(4)        $13.65          3/5/09     $162,900      $437,850
----------------------------------------------------------------------------------------------------------------------
Jeffrey J. Langan               15,000 (TMD)           7.00%        $19.03          3/20/09          $0            $0
                                20,000 (TMO)           1.(4)        $34.20          6/3/09           $0            $0
                                   100 (TMO)           0.(4)        $34.20          6/3/00           $0            $0
                                50,000 (TDX)           9.(4)        $11.99          5/23/09          $0            $0
                                10,000 (TCA)           1.(4)        $21.21          7/22/09          $0            $0
                                20,000 (TLZ)           3.(4)        $17.10          9/19/09          $0            $0
                                10,000 (TSR)           4.(4)        $11.43          7/22/09          $0            $0
                                10,000 (TVL)           4.(4)         $6.13          7/22/09          $0            $0
----------------------------------------------------------------------------------------------------------------------


(1) All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by the granting corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expense associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

(3) Mr. Wood was appointed a vice president of Thermo Electron on September 2, 1994, and currently serves as a senior vice president, and from time to time after that date has been, and in the future may be, granted options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they are granted as compensation for services provided to such other Thermo Electron companies in capacities other than in his capacity as president of the Corporation.

(4) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

(5) Mr. Keiser has served as a vice president of Thermo Electron since April 17, 1997, and as president of the Thermo Biomedical group since July 1, 1994. From time to time after July 1, 1994, he has been, and in the future may be, granted options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported in the table as they are granted as compensation for service to such other Thermo Electron companies in capacities other than in his capacity as senior vice president of the Corporation.


STOCK OPTIONS EXERCISED DURING FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

     The following table reports certain information regarding stock option exercises during fiscal 1997 and outstanding stock options held at the end of fiscal 1997 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1997.


                          AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL 1997 YEAR-END OPTION VALUES
------------------------------------------------------------------------------------------------------------------------------------


                                                                            NUMBER OF
                                                                            UNEXERCISED
                                                  SHARES                 OPTIONS AT FISCAL        VALUE OF
                                                 ACQUIRED     VALUE         YEAR-END            UNEXERCISED
                                                    ON      REALIZED       (EXERCISABLE/         IN-THE-MONEY
         NAME                   COMPANY          EXERCISE      (1)        UNEXERCISABLE) (2)      OPTIONS
         ----                   -------          --------      ---        ------------------     ------------
John W. Wood Jr. (3)    Thermedics                      --          --        130,700  /0         $362,415  /--
                        Thermedics Detection            --          --         43,333  /0         $167,718  /--
                        Thermo Cardiosystems            --          --         53,450  /0         $686,914  /--
                        Thermo Sentron                  --          --         30,400  /0               $0  /--
                        Thermo Voltek                   --          --         80,550  /0               $0  /--
------------------------------------------------------------------------------------------------------------------------------------

John T. Keiser (4)      Thermedics                      --          --         17,300  /0          $54,650  /--
                        Thermo Electron                 --          --         35,625  /0         $573,915  /--
                        Thermo Cardiosystems            --          --         24,500  /0         $223,618  /--
                        Thermo Sentron                  --          --          7,500  /0               $0  /--
------------------------------------------------------------------------------------------------------------------------------------

Victor L. Poirier       Thermedics                      --          --         30,100  /0         $213,743  /--
                        Thermo Electron                 --          --         46,250  /0 (5)     $911,987  /--
                        Thermedics Detection            --          --          3,333  /0          $23,958  /--
                        Thermo BioAnalysis              --          --          2,000  /0          $19,000  /--
                        Thermo Cardiosystems           300      $4,598        155,550  /0       $1,906,076  /--
                        Thermo Ecotek                3,750     $40,313              0  /0               --  /--
                        Thermo Fibergen                 --          --          2,000  /0               $0  /--
                        Thermo Fibertek                 --          --          4,500  /0          $41,346  /--
                        ThermoLase                      --          --          5,000  /0               $0  /--
                        ThermoLyte                      --          --              0  /2,000           --  /$0(6)
                        Thermo Optek                    --          --          6,000  /0          $28,680  /--
                        ThermoQuest                     --          --          6,000  /0          $30,000  /--
                        Thermo Sentron                  --          --          7,500  /0               $0  /--
                        ThermoSpectra                   --          --            500  /0              $32  /--
                        ThermoTrex                     360      $7,241              0  /0               --  /--
                        Trex Medical                    --          --          4,000  /0          $12,500  /--
------------------------------------------------------------------------------------------------------------------------------------

David H. Fine           Thermedics                      --          --         91,100  /0         $463,683  /--
                        Thermo Electron                 --          --         56,537  /0(5)    $1,260,597  /--
                        Thermedics Detection            --          --         91,667  /0         $299,502  /--
                        Thermo Cardiosystems         1,530     $42,037              0  /0               --  /--
                        Thermo Ecotek                1,500     $16,875              0  /0               --  /--
                        Thermo Fibertek                 --          --          4,500  /0          $41,346  /--
                        ThermoLase                      --          --         45,000  /0               $0  /--
                        Thermo Sentron                  --          --          7,500  /0               $0  /--
                        ThermoSpectra                   --          --          1,000  /0              $63  /--
------------------------------------------------------------------------------------------------------------------------------------

Jeffrey J. Langan (7)   Thermedics                      --          --         90,000  /0               $0  /--
                        Thermo Electron                 --          --         35,100  /0         $186,629  /--
                        Thermedics Detection            --          --        100,000  /0           $9,400  /--
                        Thermo Cardiosystems            --          --         10,000  /0          $51,650  /--
                        ThermoLase                      --          --         20,000  /0               $0  /--
                        Thermo Sentron                  --          --         10,000  /0               $0  /--
                        Thermo Voltek                   --          --         10,000  /0               $0  /--
------------------------------------------------------------------------------------------------------------------


(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of the end of the fiscal year, except options to purchase the common stock of ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of the company's common stock under Section 12 of the Exchange Act and (ii) nine years after the grant date. In all cases, the shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron
     company.   For companies whose shares are not publicly traded, the
     repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(3) Mr. Wood was appointed a vice president of Thermo Electron on September 2, 1994, and currently serves as a senior vice president, and holds options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation granted after that date. These options are not reported in the table as they were granted as compensation for service to such other Thermo Electron companies other than in his capacity as chief executive officer of the Corporation.

(4) Mr. Keiser was appointed a vice president of Thermo Electron on April 17, 1997, and was appointed president of the Corporation on March 5, 1998. Prior to that time, he served as a senior vice president from July 28, 1994 to March 5, 1998, and since July 1, 1994, has also served as the president of Thermo Biomedical Inc., a subsidiary of Thermo Electron. Prior to July 1, 1994, he served as a vice president of Thermo Instrument Systems Inc. and holds options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation granted prior to that date. These options are not reported in the table as they were granted as compensation for service other than as an employee of the Corporation.

(5) Options to purchase 22,500 and 45,000 shares, respectively, of the common stock of Thermo Electron granted to Messrs. Poirier and Fine, respectively, are subject to the same terms as described in footnote (2), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period commencing with the fifth anniversary of the grant date.

(6) No public market existed for the shares underlying these options as of January 3, 1998. Accordingly, no value in excess of the exercise price has been attributed to these options.

(7) Mr. Langan resigned as president and chief executive officer on November 10, 1997.


SEVERANCE AGREEMENTS

     In 1988, Thermo Electron entered into severance agreements with several of its key employees, including key employees of the Corporation and other majority-owned subsidiaries. These agreements provide severance benefits if there is a change of control of Thermo Electron that is not approved by the board of directors of Thermo Electron and the employee's employment with Thermo Electron or the majority-owned subsidiary is terminated, for whatever reason, within one year thereafter. For purposes of the agreement a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or (iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron. Each of the recipients of these agreements would receive a lump-sum benefit at the time of a qualifying severance equal to the highest total cash compensation paid to the employee by Thermo Electron or the majority-owned subsidiary in any 12-month period during the three years preceding the severance event. A qualifying severance exists (i) if the employment of the executive officer is terminated for any reason within one year after a change in control of Thermo Electron or (ii) a group of directors of Thermo Electron consisting of directors of Thermo Electron on the date of the severance agreement or, if an election contest or tender or exchange offer for Thermo Electron's common stock has occurred, the directors of Thermo Electron immediately prior to such election contest or tender or exchange offer, and any future directors who are nominated or elected by such directors, determine that any other termination of the executive officer's employment should be treated as a qualifying severance. The benefits to be provided are limited so that the payments would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986. Assuming that severance benefits would have been payable under these agreements as of January 3, 1998, Mr. Wood would have received approximately $382,000.


                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION


EXECUTIVE COMPENSATION

     All decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committee of the board of directors of its parent company, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options (collectively referred to as "total compensation").

     The Committee believes that the total compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.


ESTABLISHING COMPETITIVENESS

     External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's total compensation for its executives is assessed by comparing it to market data provided by compensation consultants and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Diversified Technology Industry Group.

     Principles of internal equity are also central to the Committee's compensation policies. Total compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to total compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units. The process for determining each of these elements for the Corporation's executive officers is outlined below. For its review of the compensation of the other officers of the Corporation, the Committee follows a substantially similar process.


     BASE SALARY

     Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron.

It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approximate the mid-point of competitive data. The salary increases in 1997 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.


     CASH BONUS

     The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent company, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in fiscal 1997 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies among the executives, depending on their roles and responsibilities within the organization.

     The bonuses for named executive officers approved by the Committee with respect to fiscal 1997 performance in each instance exceeded the median potential bonus.


     STOCK OPTION PROGRAM

     The primary goal of the Corporation and its parent company, Thermo Electron, is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

     The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent corporation, Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers for each officer the annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares the individual's total compensation using this value to competitive data. The Committee uses a modified Black-Scholes option pricing model to determine the value of an option award. In addition, the Committee considers the aggregate amount of net awards to purchase shares of Common Stock granted to all employees over the last five years to monitor the number of aggregate awards to all employees. In reviewing the aggregate number of awards, the Committee considers such factors as the size of the company, its stage of development, and its growth strategy, as well as the aggregate awards and option practices of comparably situated companies.

     The Committee periodically awards stock options based on its assessment of the total compensation of each executive, the actual and anticipated contributions of each executive (which includes a subjective assessment by the

Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above. The option awards made to the named executive officers in 1997 with respect to the common stock of the Corporation's parent, Thermo Electron, or its subsidiaries, were made as part of Thermo Electron's overall stock option program and are determined by the human resources committees of the board of directors of the granting company using a similar analysis.

     The Corporation's compensation program is also designed to encourage executives to own shares of the Corporation's Common Stock. The Committee believes that encouraging executives to retain stock acquired through its stock option program provides additional incentive for executive officers to follow strategies designed to maximize long-term value to Stockholders.

     There are several elements to the Corporation's stock retention program. For example, the Committee annually awards stock options based upon an executive's ownership of the Corporation's Common Stock and unexercised, vested rights to acquire such stock during the prior year. These option awards are independent of the award of stock options as an incentive for management performance. In 1997, the Committee granted options to purchase Common Stock to the named executive officers under this program. These options have three-year terms and vest 100% on the second anniversary of the date of grant. Certain options awarded in 1997 to the named executive officers with respect to the common stock of Thermo Electron were made under a program that awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold Thermo Electron shares.


STOCK OWNERSHIP AND RETENTION POLICIES

     The Corporation's compensation program is also designed to encourage executives to own shares of the Corporation's Common Stock. The Committee believes that encouraging executives to retain stock acquired through its stock option program provides additional incentive for executive officers to follow strategies designed to maximize long-term value to Stockholders.

     There are several elements to the Corporation's stock retention program. For example, the Committee annually awards stock options based upon an executive's ownership of the Corporation's Common Stock and unexercised, vested rights to acquire such stock during the prior year. These option awards are independent of the award of stock options as an incentive for management performance. In 1997, the Committee granted options to purchase Common Stock to the named executive officers under this program. These options have three-year terms and vest 100% on the second anniversary of the date of grant. Certain options awarded in 1997 to the named executive officers with respect to the common stock of Thermo Electron were made under a program that awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold Thermo Electron shares.

     During 1996, the Committee also established a stock holding policy for executive officers of the Corporation that required executive officers to own a multiple of their compensation in shares of the Corporation's Common Stock. For the chief executive officer, the multiple was one times his base salary and reference bonus for the calendar year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy was amended in 1998 to apply only to the chief executive officer.

     In order to assist officers in complying with the policy, the Committee also adopted in 1996 a stock holding assistance plan under which the Corporation was authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the Committee. No loans were outstanding under this program in 1997. This plan was also amended in 1998 to apply only to the chief executive officer. See "Relationship with Affiliates - Stock Holding Assistance Plan."

     The Committee also has adopted a policy requiring its executive officers to hold shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.


POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance-based" or is otherwise exempt under
Section 162(m). The annual compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance-based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).


1997 CEO COMPENSATION

     Cash compensation for Mr. John W. Wood Jr. is reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to his responsibilities as both the Corporation's chief executive officer and as a senior vice president of Thermo Electron, the Corporation's parent company. Each committee evaluates Mr. Wood's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Wood is evaluated on his performance related to the Corporation, as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. Approximately 50% of Mr. Wood's bonus for 1997 performance was attributable to his responsibilities at the Corporation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Mr. Wood's performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Mr. Wood's compensation to be paid by the Corporation.

     In December 1997, the Committee conducted its review of Mr. Wood's proposed salary for 1998 and bonus for 1997 performance. The Committee concurred in the recommendation made by the Thermo Electron committee and agreed to an allocation of 50% of Mr. Wood's total cash compensation for 1997 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron. An additional 10% of Mr. Wood's total cash compensation for 1997 was allocated to the Corporation's majority-owned subsidiary, Thermo Voltek, for his services as its chief executive officer.

     In 1997, the Committee also approved stock option awards to Mr. Wood with respect to the Corporation's Common Stock. The Committee annually considers an award of stock options to executive officers of the Corporation, which are generally based upon the number of shares of Common Stock and unexercised, vested stock options held by the executive during the year, as an incentive for executives to buy and hold Common Stock. The award of stock options to purchase shares of Common Stock to Mr. Wood in 1997 was made under this program. The awards of stock options to purchase shares of the Corporation's majority-owned subsidiaries, Thermo Voltek and Thermo Sentron, to Mr. Wood in 1997 were made by the human resources committees of the boards of directors of those companies under a similar program to that described above. Mr. Wood was also granted options to purchase shares of the common stock of two of the Corporation's majority-owned subsidiaries, Thermedics Detection Inc. and Thermo Cardiosystems Inc., in 1997. These options were awarded by the human resources committees of the boards of directors of those companies in connection with Mr. Wood's position as a director and chairman of the board of each of these entities, and were determined in a manner consistent with awards to other officers, as described above under "Stock Option Program."


                         Mr. Peter O. Crisp (Chairman)
                             Dr. Nicholas T. Zervas

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Diversified Technology Industry Group as of the last trading day of the Corporation's fiscal year.


               COMPARISON OF TOTAL RETURN AMONG THERMEDICS INC.,
             THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX AND THE
   DOW JONES TOTAL RETURN INDEX FOR THE DIVERSIFIED TECHNOLOGY INDUSTRY GROUP
                   FROM DECEMBER 31, 1992 TO JANUARY 2, 1998



                             [GRAPH APPEARS HERE]

-----------------------------------------------------------------------
         12/31/92   12/31/93   12/30/94   12/29/95    12/28/96   1/2/98
-----------------------------------------------------------------------
TMD        100        193         163       354        238        215
-----------------------------------------------------------------------
AMEX       100        120         109        137       146        177
-----------------------------------------------------------------------
DJ DIV     100        117         121        165       213        243
-----------------------------------------------------------------------

     The total return for the Corporation's Common Stock (TMD), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Diversified Technology Industry Group (DJ DIV) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TMD."

                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries. The Corporation has created Thermedics Detection Inc., Thermo Cardiosystems and Thermo Sentron Inc. as publicly held subsidiaries, and the Corporation has acquired the majority interest in a previously unaffiliated public company, Thermo Voltek Corp. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the
policies and procedures applicable to the Thermo Group.   A withdrawal from the
Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all `policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.0% of the Corporation's revenues for these services for fiscal 1996 and 1997. The annual fee has been reduced to 0.8% of the Corporation's total revenues for fiscal 1998. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1997, Thermo Electron assessed the Corporation $3,143,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     From time to time the Corporation may transact business with other companies in the Thermo Group.

     X-ray sources used in certain products are manufactured for the Corporation's Thermedics Detection Inc. subsidiary ("Thermedics Detection") by Trex Medical Corporation, a subsidiary of Thermo Electron's ThermoTrex Corporation subsidiary. During 1997, Thermedics Detection paid $47,965 to Trex Medical Corporation for these x-ray sources. Thermo Electron's Tecomet division provides metal fabrication services in connection with the manufacture of the heart-assist devices sold by Thermo Cardiosystems and certain products sold by Thermedics Detection. During 1997, the Corporation paid Tecomet $1,872,308 for these services. Pursuant to a subcontract entered into in October 1993, Thermedics Detection performs research and development services for Coleman Corporation ("Thermo Coleman"), whose wholly owned subsidiary Coleman Research Corporation is the prime contractor under a contract with the U.S. Department of Energy. Thermo Coleman is a majority-owned subsidiary of Thermo Electron and was acquired by Thermo Electron in March 1995. Thermo Coleman paid Thermedics Detection $533,000 for services rendered in 1997.

     Thermo Sentron acts as a distributor for another Thermo Subsidiary. In 1997, Thermo Sentron purchased products from this subsidiary for $583,000.

     In 1997, Thermo Sentron received a ten percent (10%) commission totaling $83,000 from another Thermo Subsidiary, which Thermo Sentron earned in connection with assisting in the sale by this subsidiary of its products in Australia.

     Thermedics Detection entered into a funded research and development arrangement with ThermoLase Corporation ("ThermoLase"), a publicly traded, majority-owned subsidiary of ThermoTrex, in December 1997 to develop a cryogenic cooling device for ThermoLase. ThermoLase agreed to purchase five prototype devices for an aggregate purchase price of $270,000. Thermedics Detection expects to complete the prototype devices in the second quarter of 1998.

     Pursuant to an international distributorship agreement, Thermedics Detection appointed Arabian Business Machines Co. ("ABM") as its exclusive distributor of Thermedics Detection's security instruments in certain Middle Eastern countries. ABM is a member of The Olayan Group. Ms. Hutham S. Olayan, a director of Thermo Electron, is the president and a director of Olayan American Corporation, a member of The Olayan Group, which is indirectly controlled by Suliman S. Olayan, Ms. Olayan's father. Revenues recorded under this agreement totaled $480,000 in fiscal 1997.

     On February 5, 1998, the Corporation's board of directors voted to issue 4,880,553 shares of its Common Stock to Thermo Electron in exchange for 100% of the stock of TMO TCA Holdings Inc., which is the beneficial owner of 3,355,705 shares of Thermo Cardiosystems' common stock. The issuance of the 3,355,705 shares of Thermo Cardiosystems' common stock is subject to the approval of Thermo Cardiosystems' stockholders of the listing of such shares for trading on the American Stock Exchange, which was obtained at a special meeting of the stockholders of Thermo Cardiosystems held on April 13, 1998. The Corporation's issuance of the 4,880,533 shares of its Common Stock to Thermo Electron is subject to approval by the Corporation's stockholders. The shares of common stock will be exchanged at their respective fair market values as of February 5, 1998.

     Thermo Electron owned approximately 57.6% of the Corporation's outstanding Common Stock on March 1, 1998. Thermo Electron intends for the foreseeable future to maintain at least 50% ownership of the Corporation. This may require the purchase by Thermo Electron of additional shares of the Corporation's Common Stock from time to time as the number of outstanding shares issued by the Corporation increases. These purchases may be made either in the open market or directly from the Corporation.

     The Corporation, along with certain other Thermo Subsidiaries, participates in a notional pool arrangement with Barclays Bank, which includes a $150 million credit facility. Only European-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. In addition, funds on deposit under this arrangement provide credit support for overdraft obligations of other participants. As of January 3, 1998, the Corporation had a negative cash balance of approximately $2,477,000, based on an exchange rate of $1.65/(Pounds)1.00 as of January 3, 1998. For 1997, the average annual interest rate earned on GBP deposits by participants in this credit arrangement was approximately 6.5% and the average annual interest rate paid on overdrafts was approximately 7.2%.

     The Corporation, along with certain other Thermo Subsidiaries, also participates in a notional pool arrangement with ABN AMRO, which includes a $50 million credit facility. Only European-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. In addition, funds on deposit under this arrangement provide credit support for overdraft obligations of other participants. As of January 3, 1998, the Corporation had a positive cash balance of approximately $301,333 based on an exchange rate of $0.495/NLG 1.00. For 1997, the average annual interest rate earned on NGL deposits by participants in this credit arrangement was approximately 4.8% and the average annual interest rate paid on overdrafts was approximately 4.8%.

     At January 3, 1998, the Corporation owed Thermo Electron and its other subsidiaries an aggregate of $2,266,000, for amounts due under the Corporate Services Agreement and related administrative charges, for other products and services and for miscellaneous items, excluding loans described above. The largest amount of net indebtedness owed by the Corporation to Thermo Electron and its other subsidiaries since December 29, 1996, was $3,111,000. These amounts do not bear interest and are expected to be paid in the normal course of business.

     As of January 3, 1998, $175,101,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.


STOCK HOLDING ASSISTANCE PLAN

     In 1996, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. No such loans were outstanding under the plan in 1997. This policy and plan were amended in 1998 to apply only to the chief executive officer of the Corporation in the future.


                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1998. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1983. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The board of directors has established an audit committee, presently consisting of three outside directors, the purpose of which is to review the scope and results of the audit.


                                 OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.


                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1999 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than December 29, 1998.


                             SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.


Woburn, Massachusetts
April 23, 1998

                                 FORM OF PROXY

                                THERMEDICS INC.

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 1, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints John N. Hatsopoulos, Melissa F. Riordan and John W. Wood Jr., or any one of them acting in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermedics Inc., a Massachusetts corporation (the "Company") to be held on Monday, June 1, 1998 at 1:30 p.m. at The Hyatt Regency Scottsdale Resort at Gainey Ranch, Scottsdale, Arizona, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 3, 1998, with all of the powers the undersigned would possess if personally present at such meeting.


           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

           Please mark your
[ X ]      votes as in this
           example.

1.  ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR       [    ]          WITHHELD  [    ]

FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any): ______________________________________

NOMINEES: Peter O. Crisp, Paul F. Ferrari, George N. Hatsopoulos, John N. Hatsopoulos, John T. Keiser, John W. Wood Jr. and Nicholas T. Zervas.

2. In their discretion on such other matters as may properly come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE(S)_______________________________________   DATE_________________

NOTE: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.